Exhibit 99.2

Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Announces $460 Million of Acquisitions In Bakken and Marcellus Shale Plays and Revises 2013 Adjusted EBITDA and Distribution Guidance

•                  $250 million drop down acquisition of an associated natural gas gathering system located in the Bakken Shale Play from Summit Investments

•                  $210 million agreement to acquire of a high-pressure natural gas gathering system located in the liquids-rich window of the Marcellus Shale Play from an affiliate of MarkWest Energy Partners, L.P.

•                  Transactions have been fully financed with borrowings under SMLP’s recently upsized $600 million revolving credit facility and the issuance of $150 million of equity interests in SMLP to affiliates of Summit Investments

•                  Transactions are immediately accretive to distributable cash flow per unit

•                  SMLP revises 2013 adjusted EBITDA guidance range to $140 million to $150 million and increases LP distribution guidance for the fourth quarter of 2013 to a range of 18% to 22% over its minimum quarterly distribution

Dallas, Texas (June 5, 2013) — Summit Midstream Partners, LP (NYSE: SMLP) today announced two separate acquisitions of unrelated natural gas gathering systems totaling $460 million in the Bakken and Marcellus shale plays.  The transactions will be financed under SMLP’s recently upsized $600 million revolving credit facility and the issuance of $150 million of common units and general partner interests in SMLP to wholly-owned subsidiaries of Summit Midstream Partners, LLC (“Summit Investments”).  SMLP expects these transactions to be immediately accretive to distributable cash flow on a per unit basis.

Bison Midstream, LLC (“Bison”) is engaged in associated natural gas gathering in Mountrail and Burke counties in North Dakota.  The Bison system consists of 300 miles of low-pressure and high-pressure gas gathering pipelines and six compressor stations with 5,950 horsepower of compression.  Total throughput capacity on the system is in the process of being expanded from approximately 20 million cubic feet per day (“MMcf/d”) to 30 MMcf/d with the installation of new compression which is expected to be completed by the end of 2013.  Volume throughput on the Bison system is underpinned by minimum volume commitments from its anchor customers which represent, on average, approximately 80% of projected annual revenue over the next several years.

SMLP closed and funded the $250 million drop down acquisition of Bison, an indirect, wholly-owned subsidiary of Summit Investments, with $200 million of cash drawn under SMLP’s revolving credit facility and $50 million of common units and general partner interests in SMLP issued to wholly-owned subsidiaries of Summit Investments at a price of $31.53 per unit.  This price represents the five day volume weighted average price (“VWAP”) of SMLP units as of the market close on June 3, 2013.

In a separate, unrelated transaction, on June 4, 2013, SMLP executed definitive agreements with an affiliate of MarkWest Energy Partners, L.P. (“MarkWest”), pursuant to which Mountaineer Midstream Company, LLC (“Mountaineer”), an indirect, wholly-owned subsidiary of SMLP, has agreed to acquire, for $210 million in cash, certain natural gas gathering and compression assets in the liquids-rich window of the Marcellus Shale Play, primarily located in Doddridge County, West Virginia (the “Mountaineer Gathering System”).  The Mountaineer Gathering System consists of over 40 miles of newly constructed, high-pressure gas gathering pipelines, certain rights-of-way associated with the pipeline, and two compressor stations with over 21,000 horsepower of compression. This rich-gas gathering and compression system serves as a critical inlet to MarkWest’s world-class Sherwood Processing Complex, which is currently being expanded from 400 MMcf/d to 800 MMcf/d.  The Mountaineer Gathering System is currently capable of delivering 550 MMcf/d to the Sherwood Processing Complex and is underpinned by a long-term, fee-based contract with an affiliate of Antero Resources, Inc.  The Mountaineer transaction is expected to close on or before June 30, 2013.

The Mountaineer transaction will be financed with $110 million of borrowings under SMLP’s recently upsized $600 million revolving credit facility and the issuance of $100 million of SMLP common units and general partner interests to wholly-owned subsidiaries of Summit Investments.  Summit Investments and SMLP have entered into a Unit Purchase Agreement pursuant to which Summit Investments has agreed to purchase the units at a price of $31.53 per unit.  This price represents the five day VWAP of SMLP units as of the market close on June 3, 2013.

Steve Newby, President & CEO of SMLP commented, “The acquisition of midstream assets in the Bakken and Marcellus shale plays, two of the most prolific unconventional resource basins in North America, will provide SMLP with larger scale to execute its growth strategy as well as greater geographic and customer diversification.  We are very excited about the acquisition of Bison, our first drop down transaction from Summit Investments, as well as the pending acquisition of strategically located, rich gas gathering infrastructure from MarkWest.  Consistent with SMLP’s existing assets, both systems are underpinned by long-term contracts with leading producers in the Bakken and the Marcellus.  The anchor customers on both systems have provided either minimum volume commitments or minimum revenue commitments.  We believe that these acquisitions will be immediately accretive to our distributable cash flow on a per unit basis and will deliver significant value to our unitholders over the long-term.”

“The Mountaineer acquisition will represent SMLP’s initial entry into the Marcellus Shale, one of the largest, most active and prolific basins in North America.  We are excited about establishing a footprint in this world-class basin and beginning a strategic relationship with MarkWest.  We look forward to working with MarkWest on this and future opportunities to expand this relationship and complement its industry leading position in the Marcellus and Utica.”

SMLP also announced today that its wholly-owned subsidiary, Summit Midstream Holdings, LLC, has exercised the $50 million accordion feature on its revolving credit facility to increase the capacity from $550 million to $600 million, effective June 4, 2013. The other terms of the revolving credit facility put in place on May 7, 2012 remain unchanged.

The terms of the Bison drop down transaction were approved by the board of directors of SMLP’s general partner and by the board’s conflicts committee, which consists entirely of independent directors.  The conflicts committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor.  Summit Investments engaged Barclays Capital, Inc. to act as its financial advisor and Vinson & Elkins LLP to act as its legal advisor on both transactions.

2013 Guidance Revised

With the announced transactions, SMLP is revising its 2013 adjusted EBITDA guidance from $115 million to $125 million to a new range of $140 million to $150 million, reflecting the addition of approximately seven months of operations from the recently acquired assets.  SMLP believes that its attainment of this adjusted EBITDA will facilitate a fourth quarter 2013 distribution to limited partners of 18.0% to 22.0% over its minimum quarterly distribution, or MQD, of $0.40 per unit.

Conference Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Wednesday, June 5, 2013 to discuss these transactions.  Interested parties may participate in the call by dialing 847-413-3362 or toll-free 800-446-1671 and entering the passcode 35040327.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.  A replay of the conference call will be archived and made available through the Investors section of SMLP’s website.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present EBITDA, Adjusted EBITDA and distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit.  We define Adjusted EBITDA as EBITDA plus non-cash compensation expense and adjustments related to MVC shortfall payments.  We define distributable cash flow as

Adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America.  Pro forma for the Bison and Mountaineer acquisitions, SMLP currently provides primarily fee-based natural gas gathering and compression services in four unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado; (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; (iii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; and (iv) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia.  SMLP owns and operates approximately 747 miles of pipeline and 180,610 horsepower of compression.  SMLP is headquartered in Dallas, TX with offices in Houston, TX, Denver, CO and Atlanta, GA.

About Summit Midstream Partners, LLC

Pro forma for the Bison and Mountaineer acquisitions, Summit Midstream Partners, LLC (“Summit Investments”) will own a 71.6% limited partner interest in SMLP and owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP.  Summit Investments also owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale Play in North Dakota, the DJ Niobrara Shale Play in Colorado, the Uinta Basin in Utah, and the Piceance Basin in western Colorado.  Summit Investments is a privately held company owned by members of management, funds controlled by Energy Capital Partners II, LLC, and GE Energy Financial Services, Inc. and certain of its affiliates.

Forward Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting us is contained in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 18, 2013 and other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:  Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP